Duesenberg Technologies Inc. 820-1130 West Pender St Vancouver, BC V6E 4A4

OTCQB: DUSYF

News Release

DUESENBERG RETURNS TO THE LUXURY CAR SEGMENT WITH RENOWNED AUTOMOTIVE DESIGNER CHRISTOPHER REITZ

VANCOUVER, BRITISH COLUMBIA - (January 8, 2021) Duesenberg Technologies Inc. (OTCQB: DUSYF) (the “Company” or “Duesenberg”), an OTCQB-listed issuer, is pleased to announce that on January 6, 2021, Duesenberg Inc. of Reno Nevada - a wholly owned subsidiary of Duesenberg Technologies Inc.- had signed a contract with Rocket Supreme, the Barcelona, Spain automotive design house established by renowned automotive designer, Christopher Reitz.  Christopher is a member of the Porsche family and has headed up several design and project teams such as Audi’s Advance Design, Global Nissan Design Strategy, Alfa Romeo and Fiat.

The agreement spearheads the rebirth of the illustrious Duesenberg brand, which plans to capture the ethos that established Duesenberg at the pinnacle of USA automotive culture in Luxury Electric Vehicle segment.

As Reitz explains: “We are privileged to be given this unique opportunity to honour the most incredible design stories ever seen, such as the Duesenberg SSJ Boattail and the Coupé Simone Midnight Ghost. What’s more, echoing the spirit of August and Fred Duesenberg, we will be innovating, in this case by interpreting a brief to create a truly sustainable Duesenberg vehicle range, positioned within the top echelon of the US and global luxury market.”

Reitz continued: “It’s all about sustainable design. Our focus is to ensure not only that we design aesthetically-elegant Duesenberg cars, but to do so in a manner where functionality is entirely in sync with today’s ecological and sustainability needs.”

In closing, Reitz said: “We are focusing on renewable material technology - internally and externally, and every element of the new Duesenberg designs will combine with an engineering approach that is environmentally optimised.”

Joe Lim, CEO and Chairman of Duesenberg Inc., commented:  “We are thrilled to have Christopher Reitz and his design team on board at this celebration of Duesenberg’s rebirth.”

The design of the first Duesenberg is scheduled to be released in 2021.

On behalf of the Board of Directors,

Lim Hun Beng, President

CONTACT INFORMATION

Duesenberg Technologies Inc.

(604) 648 0510

contactus@duesenbergtech.com

Forward-looking Information Cautionary Statement

Except for statements of historic fact, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements are based on the opinions and estimates at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements including, but not limited to delays or uncertainties with regulatory approvals and research and development of an Electric Vehicle. There are uncertainties inherent in forward-looking information, including factors beyond the Company’s control. There are no assurances that the business plans for the Company as described in this news release will come into effect on the terms or time frame described herein. The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. Additional information identifying risks and uncertainties that could affect financial results is contained in the Company’s filings, which are available at www.edgar.com. We seek safe harbour.